UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )*

                            Collective Bancorp, Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 per share
                         (Title of Class of Securities)

                                   193901 10 5
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













SEC 1745 (2/92)

------------------------------------
CUSIP No.  193901 10 5                                            13G
          ------------
------------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON

         Collective Bank
         Employee Stock Ownership Plan and Trust
         IRS ID No. 22-2235709

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)
                                                                    ----


                                                                 (b)
                                                                    ----

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   3     SEC USE ONLY




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
           Federally chartered savings bank's employee benefit plan organized in New Jersey

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               5    SOLE VOTING POWER

                                                                           0

                             ---------------------------------------------------
                             ---------------------------------------------------
         NUMBER OF             6    SHARED VOTING POWER
           SHARES
        BENEFICIALLY
                                                                    1,342,143
          OWNED BY
                             ---------------------------------------------------
                             ---------------------------------------------------
            EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON
                                                                    1,342,143
            WITH
                             ---------------------------------------------------
                             ---------------------------------------------------
                               8    SHARED DISPOSITIVE POWER

                                                                            0

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                                    1,342,143

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        6.58%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

                                                                          EP

--------------------------------------------------------------------------------

                                 Collective Bank
                     Employee Stock Ownership Plan and Trust



         Item 1.(a)        Name of Issuer
                           Collective Bancorp, Inc.

         Item 1.(b)        Address of Issuer's Principal Executive Office:
                           158 Philadelphia Avenue
                           Egg Harbor City, New Jersey  08215

         Item 2.(a)        Name of Person Filing:
                           Collective Bank
                           Employee Stock Ownership Plan and Trust

         Item 2.(b)        Address of Principal Business Office:
                           158 Philadelphia Avenue
                           Egg Harbor City, New Jersey  08215

         Item 2.(c)        Citizenship:
                           Federally chartered savings institution's employee benefit plan organized in New Jersey.

         Item 2.(d)        Title of Class of Securities:
                           Common Stock, Par Value, $.01 per share

         Item 2.(e)        CUSIP Number 193901 10 5

         Item 3. The person filing this Schedule 13-G is an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

         Item 4.(a) As of December 31, 1996, the reporting person beneficially and (b) owned 1,342,143 shares of the Common Stock of the issuer.
                           The number of shares represents 6.58% of the Common Stock, Par Value, $.01 per share of the issuer based upon 20,391,308 shares of such common stock outstanding as of December 31, 1996.

         Item 4.(c) Number of Shares as to which the reporting person has:

                           (i)              Sole power to vote or direct
                                            the vote
                                                              0

                           (ii)             Shared power to vote or to
                                            direct the vote
                                                              1,342,143

                           (iii)            Sole power to dispose or to
                                            direct the disposition of
                                                              1,342,143

                           (iv) Shared power to dispose or to direct the disposition of
                                                              0

         Item 5.           Not Applicable

         Item 6.           Not Applicable

         Item 7.           Not Applicable

         Item 8. The reporting person is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974.

         Item 9.           Not Applicable

         Item 10. Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997                         PETER E. IACOBELLI
                                          -------------------------------------
                                          Peter E. Iacobelli/Plan Administrator